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                                   EXHIBIT 99

                  WATSON PHARMACEUTICALS COMPLETES ACQUISITION
                           OF OCLASSEN PHARMACEUTICALS

      Corona, CA--(February 28, 1997)--Watson Pharmaceuticals, Inc. (Nasdaq:
WATS) and Oclassen Pharmaceuticals, Inc. today announced that the stockholders of Oclassen approved the merger of Watson Pharmaceuticals and Oclassen Pharmaceuticals at the stockholders' meeting on February 26, 1997. The transaction was consummated on Thursday, February 27, 1997, through the issuance of 3,857,000 shares of Watson Pharmaceuticals common stock in exchange for all of the outstanding capital stock of Oclassen and rights to acquire capital stock of Oclassen, and will be accounted for as a "pooling of interests" and a tax-free reorganization. Going forward, Oclassen will operate as a wholly-owned subsidiary of Watson.

      "The addition of Oclassen Pharmaceuticals expands our niche strategy into the $2 billion Rx dermatology market," stated Dr. Allen Chao, Chairman and Chief Executive Officer of Watson. "Oclassen's expertise in developing and bringing proprietary dermatological products to market enhances our capabilities in addressing this exciting pharmaceutical niche. Additionally, Oclassen's sales force infrastructure is very valuable to Watson as we expand our branded division and the sales and marketing staff to support these efforts."

      Glenn A. Oclassen, Founder and Chairman of Oclassen Pharmaceuticals stated, "We are very pleased to become a part of Watson, as their niche strategy is very compatible with our focus on the dermatology market. We look forward to building a leading business in dermatology by combining the strengths and expertises of both companies."

      The following important factors may affect both Watson's and Oclassen's actual results and could cause such results to differ materially from forward-looking statements made by, or on behalf of, Watson and/or Oclassen. Such factors include, but are not limited to, changing market conditions, the availability and cost of raw materials, the impact of competitive products and pricing, the timely development, FDA approval and market acceptance of Watson's and Oclassen's products and other risks detailed herein and from time to time in Watson's Securities and Exchange Commission filings.


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      Oclassen Pharmaceuticals, Inc., headquartered in San Rafael, CA, develops and markets specialty pharmaceuticals for the prevention, diagnosis and treatment of skin diseases.

      Watson Pharmaceuticals, Inc., headquartered in Corona, CA, is engaged in the manufacture and sale of off-patent medications and branded pharmaceutical products.